Registration No. 33-47672
                                                                Rule 424(b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 12, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
                    PrimeFirst(R) Adjustable Rate Mortgage
                 Senior/Subordinate Pass-Through Certificates,
                 Series 1992F, Class A-1, A-2 and A-3 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
       _________________________________________________________________

     On August 20, 1992, the PrimeFirst(R) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class A-1, A-2 and A-3 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $282,452,000. The Class A Certificates represented beneficial interests of approximately 92.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst(R) Mortgage Program--Delinquency and Loan Loss Experience" on pages S-24 and S-25 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)


                                      December 31, 2001       December 31, 2000       December 31, 1999
                                    ---------------------   ---------------------   -----------------------
                                    Number of               Number of                Number of
                                    PrimeFirst  Principal   PrimeFirst  Principal    PrimeFirst  Principal
                                     Loans       Amount        Loans     Amount        Loans      Amount
                                    ---------- ----------   ---------- ----------   -----------  ----------
PrimeFirst Loans
  Outstanding...................       4,873   $1,858,197     17,917   $6,750,058     11,223     $4,526,896
                                    ---------- ----------   ---------- ----------   -----------  ----------
Delinquency Period
  30-59 Days....................         107   $  48,857         486   $ 197,046         199      $  76,666
  60-89 Days....................          24      11,747          55      28,746          38         15,834
  90 Days or More*..............          48      30,333          20      13,294          15          8,300
                                    ---------- ----------   ---------- ----------   -----------  ----------
     Total Delinquency..........         179   $  90,937         561   $ 239,086         252      $ 100,800
                                    ========== ==========   ========== ==========   ===========  ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       3.67%      4.89%        3.13%      3.54%         2.25%        2.23%

Loans in Foreclosure............          29   $ 18,879           36   $ 24,910            36      $33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.60%      1.02%        0.20%      0.37%         0.32%        0.73%

_________________________________
* Does not include loans subject to bankruptcy proceedings.


                       PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................    $2,065,866            $5,638,477             $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................         5,450                14,570                 11,243
                                                     ------------          ------------           ------------
Gross Charge-offs.................................    $    5,153            $      885             $    5,578
Recoveries........................................         4,226                     0                     16
                                                     ------------          ------------           ------------
Net Charge-offs...................................    $      927            $      885             $    5,562
                                                     ============          ============           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................         0.04%                  0.02%                  0.12%

     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and margins of the Mortgage Loans:

           Mortgage Loan Principal Balances as of December 31, 2001


                                        Number of Mortgage                                   % of Mortgage Pool by
     Range of Principal Balances              Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------
$0-4,999.99                                      1                   $      3,000.00                   0.01%
$55,000-59,999.99                                1                         58,000.00                   0.22%
$75,000-99,999.99                                1                         92,758.77                   0.34%
$100,000-149,999.99                              4                        494,927.61                   1.84%
$150,000-199,999.99                             12                      2,223,497.68                   8.28%
$200,000-249,999.99                             10                      2,292,082.66                   8.54%
$250,000-299,999.99                              4                      1,118,916.93                   4.17%
$300,000-349,999.99                              8                      2,530,520.67                   9.42%
$350,000-399,999.99                              2                        730,042.53                   2.72%
$400,000-449,999.99                              5                      2,069,564.13                   7.71%
$450,000-499,999.99                              7                      3,398,093.75                  12.65%
$500,000-549,999.99                              2                      1,012,830.80                   3.77%
$550,000-599,999.99                              1                        589,603.33                   2.20%
$600,000-649,999.99                              2                      1,255,989.97                   4.68%
$650,000-699,999.99                              1                        699,790.04                   2.61%
$700,000-749,999.99                              3                      2,192,851.56                   8.17%
$750,000-799,999.99                              1                        789,736.86                   2.94%
$900,000-949,999.99                              1                        900,000.00                   3.35%
$950,000-999,999.99                              1                        999,166.80                   3.72%
$1,300,000-1,399,999.99                          1                      1,399,416.67                   5.21%
$1,900,000-1,999,999.99                          1                      1,999,157.99                   7.45%
                                      -------------------------------------------------------------------------------
               TOTALS                           69                    $26,849,948.75                 100.00%
                                      ===============================================================================



                                          Margins as of December 31, 2001

                                        Number of Mortgage                                   % of Mortgage Pool by
             Margin (1)                       Loans                 Principal Balance          Principal Balance
--------------------------------------------------------------------------------------------------------------------
                  -0.250                         3                  $  4,397,741.46                  16.38%
                  -0.125                        11                     7,294,606.67                  27.17%
                   0.000                        31                    10,662,315.59                  39.71%
                   0.250                        20                     3,972,326.33                  14.79%
                   0.500                         4                       522,958.70                   1.95%
                                      ------------------------------------------------------------------------------
               TOTALS                           69                  $ 26,849,948.75                 100.00%
                                      ==============================================================================

________________________

(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.
                             ____________________

                The date of this Supplement is April 26, 2002.

                                      3